Illumina Reports Financial Results for Second Quarter of Fiscal Year 2016

San Diego -- (BUSINESS WIRE) - July 26, 2016 - Illumina, Inc. (NASDAQ:ILMN) today announced its financial results for the second quarter of fiscal year 2016.

Second quarter 2016 results:

•	Revenue of $600 million, an 11% increase compared to $539 million in the second quarter of 2015

•	GAAP net income attributable to Illumina stockholders for the quarter of $120 million, or $0.82 per diluted share, compared to $102 million, or $0.69 per diluted share, for the second quarter of 2015

•
Non-GAAP net income attributable to Illumina stockholders for the quarter of $127 million, or $0.86 per diluted share, compared to $120 million, or $0.80 per diluted share, for the second quarter of 2015 (see the table entitled “Itemized Reconciliation Between GAAP and Non-GAAP Net Income Attributable to Illumina Stockholders” for a reconciliation of these GAAP and non-GAAP financial measures)

•	Cash flow from operations of $217 million and free cash flow of $149 million for the quarter, compared to $171 million and $130 million in the prior year period

Gross margin in the second quarter of 2016 was 70.6% compared to 69.8% in the prior year period. Excluding the effect of non-cash stock compensation expense and amortization of acquired intangible assets, non-GAAP gross margin was 72.8% for the second quarter of 2016 compared to 72.4% in the prior year period.

Research and development (R&D) expenses for the second quarter of 2016 were $124.6 million compared to $96.2 million in the prior year period. R&D expenses included $10.7 million of non-cash stock compensation expense in the second quarters of 2016 and 2015. Excluding these charges and contingent compensation, R&D expenses as a percentage of revenue were 19.0%, including 1.4% attributable to GRAIL and Helix. This compares to 15.8% in the prior year period.

Selling, general and administrative (SG&A) expenses for the second quarter of 2016 were $148.5 million compared to $124.4 million in the prior year period. SG&A expenses included $18.9 million and $19.6 million of non-cash stock compensation expense in the second quarters of 2016 and 2015, respectively. Excluding these charges, amortization of acquired intangible assets, and contingent compensation, SG&A expenses as a percentage of revenue were 21.2%, including 1.1% attributable to GRAIL and Helix. This compares to 19.2% in the prior year period.

Depreciation and amortization expenses were $34.4 million and capital expenditures for free cash flow purposes were $67.8 million during the second quarter of 2016, which excludes a $75.4 million increase in property & equipment recorded under build-to-suit lease accounting since such expenses were paid for by the landlord. The company repurchased $100.0 million of common stock under the previously announced discretionary program. At the close of the quarter, the company held $1.43 billion in cash, cash equivalents and short-term investments, compared to $1.39 billion as of January 3, 2016.

“We delivered solid second quarter financial results with notable strength across our sequencing consumable and array portfolios,” stated Francis deSouza, President and CEO. “We will continue to focus on our execution to deliver the sequential growth we are forecasting in the second half of the year. I would like to thank Jay Flatley for his leadership and strategic vision as CEO for the past 17 years and l look forward to his continued contribution in his new role as Executive Chairman of the Board of Directors.”

Updates since our last earnings release:

•	Received orders for more than 3 million samples of the new Infinium® Global Screening Array, a highly economical tool for genetic risk screening of large global populations

•	Received a product approval certificate for the MiSeqDx® Instrument and the MiSeqDx Universal Kit with the Ministry of Food and Drug Safety (MFDS) in South Korea

•	Appointed Jay Flatley Executive Chairman of the Board of Directors of Illumina and Francis deSouza President and CEO

•	Appointed Paula Dowdy Senior Vice President and General Manager of commercial operations for Europe, the Middle East and Africa

Financial outlook and guidance
The non-GAAP financial guidance discussed below reflects certain pro forma adjustments to assist in analyzing and assessing our core operational performance. Please see our Reconciliation of Non-GAAP Financial Guidance included in this release for a reconciliation of the GAAP and non-GAAP financial measures.

For fiscal 2016, the company continues to project approximately 12% revenue growth and non-GAAP earnings per diluted share attributable to Illumina stockholders of $3.48 to $3.58. For the third quarter 2016, the company is projecting revenue of $625 million to $630 million.

Quarterly conference call information
The conference call will begin at 2:00 pm Pacific Time (5:00 pm Eastern Time) on Tuesday, July 26, 2016. Interested parties may listen to the call by dialing 844.647.5490 (passcode: 45971090), or if outside North America by dialing +1.615.247.0295 (passcode: 45971090). Individuals may access the live teleconference in the Investor Relations section of Illumina’s web site under the “company” tab at www.illumina.com.

A replay of the conference call will be available from 5:00 pm Pacific Time (8:00 pm Eastern Time) on July 26, 2016 through August 2, 2016 by dialing 855.859.2056 (passcode: 45971090), or if outside North America by dialing +1.404.537.3406 (passcode: 45971090).

Statement regarding use of non-GAAP financial measures
The company reports non-GAAP results for diluted net income per share, net income, gross margins, operating expenses, operating margins, other income, and free cash flow in addition to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The company’s financial measures under GAAP include substantial charges such as stock compensation expense, amortization of acquired intangible assets, non-cash interest expense associated with the company’s convertible debt instruments that may be settled in cash, and others that are listed in the itemized reconciliations between GAAP and non-GAAP financial measures included in this press release. Management has excluded the effects of these items in non-GAAP measures to assist investors in analyzing and assessing past and future core operating performance. Additionally, non-GAAP net income attributable to Illumina stockholders and diluted earnings per share attributable to Illumina stockholders are key components of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation.

The company encourages investors to carefully consider its results under GAAP, as well as its supplemental non-GAAP information and the reconciliation between these presentations, to more fully understand its business. Reconciliations between GAAP and non-GAAP results are presented in the tables of this release.

Use of forward-looking statements
This release contains projections, information about our financial outlook, earnings guidance, and other forward-looking statements that involve risks and uncertainties. These forward-looking statements are based on our expectations as of the date of this release and may differ materially from actual future events or results. Among the important factors that could cause actual results to differ materially from those in any forward-looking statements are (i) our ability to further develop and commercialize our instruments and consumables and to deploy new products, services and applications, and expand the markets for our technology platforms; (ii) our ability to manufacture robust instrumentation and consumables; (iii) our ability to successfully identify and integrate acquired technologies, products or businesses; (iv) the future conduct and growth of the business and the markets in which we operate; (v) challenges inherent in developing, manufacturing, and launching new products and services; and (vi) the application of generally accepted accounting principles, which are highly complex and involve many subjective assumptions, estimates, and judgments, together with other factors detailed in our filings with the Securities and Exchange Commission, including our most recent filings on Forms 10-K and 10-Q, or in information disclosed in public conference calls, the date and time of which are released beforehand. We undertake no obligation, and do not intend, to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current quarter.

About Illumina
Illumina is improving human health by unlocking the power of the genome.  Our focus on innovation has established us as the global leader in DNA sequencing and array-based technologies, serving customers in the research, clinical and applied markets.  Our products are used for applications in the life sciences, oncology, reproductive health, agriculture and other emerging segments.  To learn more, visit www.illumina.com and follow @illumina.

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Illumina, Inc.
Investors:
Rebecca Chambers
858.255.5243
ir@illumina.com
or
Media:
Eric Endicott
858.882.6822
pr@illumina.com

Illumina, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	July 3, 2016	January 3, 2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$951,662	$768,770
Short-term investments	473,594	617,450
Accounts receivable, net	372,480	385,529
Inventory	311,364	270,777
Prepaid expenses and other current assets	33,921	54,297
Total current assets	2,143,021	2,096,823
Property and equipment, net	511,354	342,694
Goodwill	775,995	752,629
Intangible assets, net	268,469	273,621
Deferred tax assets	186,462	134,515
Other assets	99,789	87,465
Total assets	$3,985,090	$3,687,747

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$250,670	$148,721
Accrued liabilities	330,326	386,844
Long-term debt, current portion	511	74,929
Total current liabilities	581,507	610,494
Long-term debt	1,031,370	1,015,649
Other long-term liabilities	198,568	180,505
Redeemable noncontrolling interests	33,733	32,546
Stockholders’ equity	2,139,912	1,848,553
Total liabilities and stockholders’ equity	$3,985,090	$3,687,747

Illumina, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Revenue:
Product revenue	$509,922	$462,760	$992,672	$921,887
Service and other revenue	90,202	76,618	179,215	156,056
Total revenue	600,124	539,378	1,171,887	1,077,943
Cost of revenue:
Cost of product revenue (a)	125,107	119,459	250,433	239,083
Cost of service and other revenue (a)	40,663	32,170	79,550	64,699
Amortization of acquired intangible assets	10,549	11,384	21,045	22,769
Total cost of revenue	176,319	163,013	351,028	326,551
Gross profit	423,805	376,365	820,859	751,392
Operating expense:
Research and development (a)	124,589	96,182	248,583	187,954
Selling, general and administrative (a)	148,535	124,441	297,768	240,758
Legal contingencies	(11,490)	—	(9,490)	—
Headquarter relocation	302	1,480	684	2,179
Acquisition related expense (gain), net	—	2,329	—	(7,558)
Total operating expense	261,936	224,432	537,545	423,333
Income from operations	161,869	151,933	283,314	328,059
Other expense, net	(4,894)	(10,761)	(10,743)	(8,841)
Income before income taxes	156,975	141,172	272,571	319,218
Provision for income taxes	40,581	38,925	68,958	80,313
Consolidated net income	116,394	102,247	203,613	238,905
Add: Net loss attributable to noncontrolling interests	4,018	—	6,386	—
Net income attributable to Illumina stockholders	$120,412	$102,247	$209,999	$238,905
Net income attributable to Illumina stockholders for earnings per share (b)	$121,971	$102,247	$211,558	$238,905
Earnings per share attributable to Illumina stockholders:
Basic	$0.83	$0.71	$1.44	$1.66
Diluted	$0.82	$0.69	$1.43	$1.61
Shares used in computing earnings per common share:
Basic	146,778	144,220	146,822	143,996
Diluted	147,889	148,969	148,123	148,826

(a) Includes stock-based compensation expense for stock-based awards:

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Cost of product revenue	$1,958	$2,113	$4,150	$4,445
Cost of service and other revenue	421	466	853	745
Research and development	10,693	10,747	21,374	22,054
Selling, general and administrative	18,898	19,631	40,885	37,631
Stock-based compensation expense before taxes	$31,970	$32,957	$67,262	$64,875
______________________________________________________________________________________________________

(b) Amount reflects the net impact of a deemed dividend from the company’s common to preferred share exchange with GRAIL offset by resulting additional losses attributable to the common shareholders of GRAIL for earnings per share purposes.

Illumina, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
Net cash provided by operating activities (a)	$217,047	$171,445	$256,785	$238,224
Net cash used in investing activities	43,537	(142,470)	(16)	(296,617)
Net cash (used in) provided by financing activities (a)	(63,345)	27,810	(75,694)	15,276
Effect of exchange rate changes on cash and cash equivalents	(487)	735	1,817	(1,980)
Net (decrease) increase in cash and cash equivalents	196,752	57,520	182,892	(45,097)
Cash and cash equivalents, beginning of period	754,910	533,537	768,770	636,154
Cash and cash equivalents, end of period	$951,662	$591,057	$951,662	$591,057

Calculation of free cash flow:
Net cash provided by operating activities (a)	$217,047	$171,445	$256,785	$238,224
Purchases of property and equipment (b)	(67,813)	(41,351)	(121,231)	(77,902)
Free cash flow (c)	$149,234	$130,094	$135,554	$160,322
______________________________________________________________________________________________________
(a) Net cash provided by operating activities excludes excess tax benefit related to stock-based compensation of $84.2 million in the first half of 2016, of which $25.2 million was recorded in Q2, and $106.2 million in the first half of 2015, of which $29.8 million was recorded in Q2. Net cash used in financing activities reflects the excess tax benefit as a corresponding in-flow in the respective periods.

(b) Excludes $75 million increase in property & equipment recorded under build-to-suit lease accounting since such expenses were paid for by the landlord.

(c) Free cash flow, which is a non-GAAP financial measure, is calculated as net cash provided by operating activities reduced by purchases of property and equipment. Free cash flow is useful to management as it is one of the metrics used to evaluate our performance and to compare us with other companies in our industry. However, our calculation of free cash flow may not be comparable to similar measures used by other companies.

Illumina, Inc.
Results of Operations - Non-GAAP
(In thousands, except per share amounts)
(unaudited)

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP EARNINGS PER SHARE ATTRIBUTABLE TO ILLUMINA STOCKHOLDERS:

	Three Months Ended		Six Months Ended
	July 3, 2016	June 28, 2015	July 3, 2016	June 28, 2015
GAAP earnings per share attributable to Illumina stockholders - diluted	$0.82	$0.69	$1.43	$1.61
Amortization of acquired intangible assets	0.08	0.08	0.16	0.17
Legal contingencies (a)	(0.07)	—	(0.06)	—
Non-cash interest expense (b)	0.05	0.07	0.10	0.14
Deemed dividend, net of tax (c)	(0.01)	—	(0.01)	—
Headquarter relocation	—	0.01	—	0.01
Acquisition related expense (gain), net (d)	—	0.02	—	(0.05)
Cost-method investment gain, net (e)	—	—	—	(0.09)
Incremental non-GAAP tax expense (f)	(0.01)	(0.07)	(0.06)	(0.08)
Non-GAAP earnings per share attributable to Illumina stockholders - diluted (g)	$0.86	$0.80	$1.56	$1.71
Shares used in calculating non-GAAP diluted earnings per share attributable to Illumina stockholders	147,889	148,969	148,123	148,826

ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP NET INCOME ATTRIBUTABLE TO ILLUMINA STOCKHOLDERS:
GAAP net income attributable to Illumina stockholders (h)	$120,412	$102,247	$209,999	$238,905
Amortization of acquired intangible assets	12,112	12,772	24,138	25,659
Legal contingencies (a)	(11,490)	—	(9,490)	—
Non-cash interest expense (b)	7,290	10,227	15,036	20,415
Contingent compensation expense (i)	694	—	1,394	—
Headquarter relocation	302	1,480	684	2,179
Loss on extinguishment of debt	—	233	—	233
Acquisition related expense (gain), net (d)	—	2,329	—	(7,558)
Cost-method investment gain, net (e)	—	—	—	(12,582)
Incremental non-GAAP tax expense (f)	(2,116)	(9,617)	(9,020)	(12,204)
Non-GAAP net income attributable to Illumina stockholders (g)	$127,204	$119,671	$232,741	$255,047
______________________________________________________________________________________________________

(a) Legal contingencies represent a reversal of previously recorded expense related to the settlement of patent litigation.

(b) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(c) Amount reflects the net impact of a deemed dividend from the company’s common to preferred share exchange with GRAIL offset by resulting additional losses attributable to the common shareholders of GRAIL for earnings per share purposes.

(d) Acquisition related expense (gain), net consists of changes in fair value of contingent consideration.

(e) Cost-method investment gain, net consists primarily of a gain on the sale of a cost-method investment.

(f) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustments listed above.

(g) Non-GAAP net income attributable to Illumina stockholders and diluted earnings per share attributable to Illumina stockholders exclude the effect of the pro forma adjustments as detailed above. Non-GAAP net income attributable to Illumina stockholders and diluted earnings per share attributable to Illumina stockholders are key components of the financial metrics utilized by the company’s board of directors to measure, in part, management’s performance and determine significant elements of management’s compensation. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing our past and future core operating performance.

(h) GAAP net income attributable to Illumina stockholders excludes the net impact of the deemed dividend as detailed in (c) above, which is included in GAAP net income attributable to Illumina stockholders for earnings per share of $121,971 and $211,558 for the three and six months ended July 3, 2016, respectively. The net impact of the deemed dividend was recorded through equity.

(i) Contingent compensation expense relates to contingent payments for post-combination services associated with an acquisition.

Illumina, Inc.
Results of Operations - Non-GAAP (continued)
(Dollars in thousands)
(unaudited)
ITEMIZED RECONCILIATION BETWEEN GAAP AND NON-GAAP RESULTS OF OPERATIONS AS A PERCENT OF REVENUE:
	Three Months Ended				Six Months Ended
	July 3, 2016		June 28, 2015		July 3, 2016		June 28, 2015
GAAP gross profit	$423,805	70.6%	$376,365	69.8%	$820,859	70.0%	$751,392	69.7%
Stock-based compensation expense	2,379	0.4%	2,579	0.5%	5,003	0.5%	5,190	0.5%
Amortization of acquired intangible assets	10,549	1.8%	11,384	2.1%	21,045	1.8%	22,769	2.1%
Non-GAAP gross profit (a)	$436,733	72.8%	$390,328	72.4%	$846,907	72.3%	$779,351	72.3%

GAAP research and development expense	$124,589	20.8%	$96,182	17.8%	$248,583	21.2%	$187,954	17.4%
Stock-based compensation expense	(10,693)	(1.8)%	(10,747)	(2.0)%	(21,374)	(1.8)%	(22,054)	(2.0)%
Contingent compensation expense (b)	(109)	—	—	—	(217)	—	—	—
Non-GAAP research and development expense	$113,787	19.0%	$85,435	15.8%	$226,992	19.4%	$165,900	15.4%

GAAP selling, general and administrative expense	$148,535	24.8%	$124,441	23.1%	$297,768	25.4%	$240,758	22.3%
Stock-based compensation expense	(18,898)	(3.2)%	(19,631)	(3.6)%	(40,885)	(3.4)%	(37,631)	(3.5)%
Amortization of acquired intangible assets	(1,563)	(0.3)%	(1,388)	(0.3)%	(3,093)	(0.3)%	(2,890)	(0.2)%
Contingent compensation expense (b)	(585)	(0.1)%	—	—	(1,177)	(0.1)%	—	—
Non-GAAP selling, general and administrative expense	$127,489	21.2%	$103,422	19.2%	$252,613	21.6%	$200,237	18.6%

GAAP operating profit	$161,869	27.0%	$151,933	28.2%	$283,314	24.2%	$328,059	30.4%
Stock-based compensation expense	31,970	5.3%	32,957	6.1%	67,262	5.6%	64,875	6.0%
Amortization of acquired intangible assets	12,112	2.0%	12,772	2.4%	24,138	2.1%	25,659	2.4%
Legal contingencies (c)	(11,490)	(1.9)%	—	—	(9,490)	(0.8)%	—	—
Contingent compensation expense (b)	694	0.1%	—	—	1,394	0.1%	—	—
Headquarter relocation	302	0.1%	1,480	0.3%	684	0.1%	2,179	0.2%
Acquisition related expense (gain), net (d)	—	—	2,329	0.4%	—	—	(7,558)	(0.7)%
Non-GAAP operating profit (a)	$195,457	32.6%	$201,471	37.4%	$367,302	31.3%	$413,214	38.3%

GAAP other expense, net	$(4,894)	(0.8)%	$(10,761)	(2.0)%	$(10,743)	(0.9)%	$(8,841)	(0.8)%
Non-cash interest expense (e)	7,290	1.2%	10,227	1.9%	15,036	1.3%	20,415	1.9%
Loss on extinguishment of debt	—	—	233	—	—	—	233	—
Cost-method investment gain, net (f)	—	—	—	—	—	—	(12,582)	(1.2)%
Non-GAAP other income (expense), net (a)	$2,396	0.4%	$(301)	(0.1)%	$4,293	0.4%	$(775)	(0.1)%
______________________________________________________________________________________________________

(a) Non-GAAP gross profit, included within non-GAAP operating profit, is a key measure of the effectiveness and efficiency of manufacturing processes, product mix and the average selling prices of the company’s products and services. Non-GAAP operating profit, and non-GAAP other income (expense), net, exclude the effects of the pro forma adjustments as detailed above. Management has excluded the effects of these items in these measures to assist investors in analyzing and assessing past and future core operating performance.

(b) Contingent compensation expense relates to contingent payments for post-combination services associated with an acquisition.

(c) Legal contingencies represent a reversal of previously recorded expense related to the settlement of patent litigation.

(d) Acquisition related expense (gain), net consists of changes in fair value of contingent consideration.

(e) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(f) Cost-method investment gain, net consists primarily of a gain on the sale of a cost-method investment.

Illumina, Inc.
Reconciliation of Non-GAAP Financial Guidance

The company’s future performance and financial results are subject to risks and uncertainties, and actual results could differ materially from the guidance set forth below. Some of the factors that could affect the company’s financial results are stated above in this press release. More information on potential factors that could affect the company’s financial results is included from time to time in the company’s public reports filed with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended January 3, 2016, and the company’s Form 10-Q for the fiscal quarter ended April 3, 2016. The company assumes no obligation to update any forward-looking statements or information.

Fiscal Year 2016
Diluted earnings per share attributable to Illumina stockholders
Non-GAAP diluted earnings per share attributable to Illumina stockholders	$3.48 - $3.58
Amortization of acquired intangible assets	(0.33)
Non-cash interest expense (a)	(0.20)
Legal contingencies (b)	0.06
Contingent compensation (c)	(0.02)
Headquarter relocation	(0.01)
Deemed dividend, net of tax (d)	0.01
Incremental non-GAAP tax expense (e)	0.14
GAAP diluted earnings per share attributable to Illumina stockholders	$3.13 - $3.23
______________________________________________________________________________________________________

(a) Non-cash interest expense is calculated in accordance with the authoritative accounting guidance for convertible debt instruments that may be settled in cash.

(b) Legal contingencies represent a reversal of previously recorded expense related to the settlement of patent litigation.

(c) Contingent compensation expense relates to contingent payments for post-combination services associated with an acquisition.

(d) Amount reflects the net impact of a deemed dividend from the company’s common to preferred share exchange with GRAIL offset by resulting additional losses attributable to the common shareholders of GRAIL for earnings per share purposes.

(e) Incremental non-GAAP tax expense reflects the tax impact related to the non-GAAP adjustments listed above.